Exhibit 5.1

Vistaprint N.V. Hudsonweg 8 5928 LW VENLO THE NETHERLANDS

Derk Lemstra

Stibbe N.V.

Advocaten en notarissen

Strawinskylaan 2001

P.O. Box 75640

1070 AP Amsterdam

The Netherlands

T +31 20 546 03 50

F +31 20 546 08 13

derk.lemstra@stibbe.com

www.stibbe.com

Date

1 September 2009

Ladies and Gentlemen,

(1)	We have acted as legal counsel to Vistaprint N.V. (the “Company”) with respect to matters of Netherlands law in connection with the Post-Effective Amendments No. 1 to Registration Statement Nos. 333-129912, 333-133797 and 333-147753 on Form S-8, dated September 1, 2009 (collectively, the “Registration Statements”) with the United States Securities and Exchange Commission. The Registration Statements relate to an aggregate of 7,163,664 ordinary shares in the capital of the Company with a nominal value of €0.01 per ordinary share (each an “Option Share”) which Option Shares have been reserved for issuance under the Company’s Amended and Restated 2005 Equity Incentive Plan, the Amended and Restated 2000-2002 Share Incentive Plan, as amended and the 2005 Non-Employee Directors’ Share Option Plan, as amended (collectively, the “Plans”).

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the current Plans;

(b)	the assumption agreement between the Company and VistaPrint Limited dated 30 June 2009 (the “Assumption Agreement”);

(c)	the deed of incorporation of the Company (akte van oprichting) dated 5 June 2009;

(d)	the current articles of association (statuten) of the Company which are in force on the date hereof;

(e)	the Registration Statements dated September 1, 2009; and

(f)	a written resolution of the sole shareholder of the Company (the “Resolution”), Vistaprint Limited, adopted on 28 August 2009, inter alia, (i) approving the assumption of the Plans by the Company and the Plans itself and (ii) designating the management board of the Company (the “Management Board”) as the authorised body to issue the Option Shares under the Plans and to exclude the statutory pre-emptive rights (voorkeursrechten) in respect thereof (the “Designation”);

and such other documents and matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion.

The Plans, Assumption Agreement and the Resolution are, together, referred to as the “Documents”.

References to the Civil Code, the Bankruptcy Act, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof, remained accurate and in full force and effect without modifications;

(b)	(i) that each party to the Documents, other than the Company, is, where applicable, duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the power, capacity and authority to enter into and/or execute the Documents; (ii) that the Documents have been duly authorised by all parties thereto; and (iii) that the Documents have been validly executed and delivered (where such concept is legally relevant) by each of the parties thereto under all applicable laws, including the laws by which the Documents are expressed to be governed;

(c)	that the Plans and Assumption Agreement constitute legal, valid and binding obligations of (i) the participants in the Plans and the Company and (ii) the parties to the Assumption Agreement, respectively, and are enforceable in accordance with their respective terms under all applicable laws and that therefore, inter alia, the Company has assumed and adopted all rights and obligations under the Plans;

(d)	that the Resolution has not been annulled, revoked or rescinded and will be in full force and effect (i) as at the date of granting of any rights to acquire the Option Shares under any of the Plans or, as the case may be, (ii) as at the date of issuance of any Option Shares under any of the Plans;

(e)	that the Designation, as renewed from time to time, will be in full force and effect (i) as at the date of granting of any rights to acquire the Option Shares under any of the Plans or, as the case may be, (ii) as at the date of issuance of any Option Shares under any of the Plans;

(f)	that any Option Shares will be issued, offered, sold, delivered, duly accepted and paid by the subscribers thereof, to persons legally entitled to purchase Option Shares (a) as contemplated and in accordance with the relevant Option Plan and the Registration Statements, (b) in accordance with any applicable law (including, without limitation, the laws of The Netherlands), (c) in accordance with the articles of association of the Company as in force at the date of issuance of such Option Shares and (d) with such terms so as not to violate any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue, offer, sale, delivery and acceptance) and upon issue of each Option Share at least a consideration (in cash or in kind) will be paid to the Company on such Option Share with a value equal to the nominal amount thereof and any premium agreed upon;

(g)	that each time an Option Share is issued, the authorised share capital (maatschappelijk kapitaal) and the issued share capital (geplaatst kapitaal) of the Company are such that such Option Share can be validly issued; and

(h)	that any issuance of Option Shares will not require the Company to publish a prospectus or equivalent document under the provisions of chapter 5.1 of the Financial Supervision Act, as amended.

(4)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative guidance of the relevant authorities of the Netherlands, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to (i) any public international law or the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, having regard to such legal considerations of Netherlands law as we deem relevant to enable us to give this opinion, we are as at the date hereof of the following opinion:

the Option Shares, when duly issued and paid for in accordance with the applicable Plan, will be validly issued, fully paid-up and non-assessable ordinary shares in the capital of the Company.

(6)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Company or any other party (express or implied) under or by virtue of the Documents save in so far as the matters represented are the subject matter of specific opinions set forth above;

(b)	the opinions expressed above are limited by any applicable bankruptcy

(faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, suretyship, fraudulent conveyance, or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance;

(c)	the terms “legal”, “valid”, “binding” or “enforceable” (or any combination thereof), where used in this opinion, mean that the relevant obligations are of a type which the courts of the Netherlands generally recognize and enforce; the use of these terms does not suggest that the obligations will necessarily be enforced in accordance with their terms in all circumstances; in particular, enforcement of such obligations in the courts of the Netherlands will always be subject to applicable statutes of limitation, interpretation by the court (taking into account the intention of the parties to a contract), the effect of general principles of law including (without limitation) the concepts of reasonableness and fairness (redelijkheid en billijkheid) and abuse of circumstances (misbruik van omstandigheden), and defences based on error (dwaling), fraud (bedrog), duress (dwang), force majeure (overmacht) and set-off (verrekening); and

(d)	Any reference in this opinion to the Shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the articles of association of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Company.

(7)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and will be brought exclusively before a court of the Netherlands.

(8)	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Option Shares with the United States Securities and Exchange Commission. We consent to the filing of this opinion letter as an exhibit to the Registration Statements. However, it may not be otherwise disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

Yours faithfully,

Stibbe N.V.

/s/ Derk Lemstra	/s/ Marius Josephus Jitta
Derk Lemstra	Marius Josephus Jitta

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